EXHIBIT 10.44

FIRSTENERGY CORP.

EXECUTIVE BONUS PLAN

Effective November 3, 2004

(i)

PAGE
7.2 Legal Action.	5
ARTICLE VIII — GENERAL PROVISIONS	5
8.1 Committee; Duties.	5
8.2 Agents.	5
8.3 Indemnity of Committees.	5
8.4 Funding Policy.	6
8.5 Insurance Company Not a Party to This Plan.	6
8.6 Discharge of Company, Employers and Committee.	6
8.7 Non-alienation.	6
8.8 Entire Plan.	6
8.9 Validity.	6
8.10 Not a Contract of Employment.	6
8.11 Successors.	6
8.12 Governing Law.	6

(ii)

FIRSTENERGY CORP.

EXECUTIVE BONUS PLAN

     This Executive Bonus Plan is established by the Company for the benefit of certain highly compensated or management employees of the Employers effective November 3, 2004.

ARTICLE I — PURPOSE

     This Plan is established for the purpose of providing for the purchase of personal life insurance for a Participant who is deemed to be a member of a select group of highly compensated and/or management employees of an Employer. This Plan is part of an integrated executive compensation program that is intended to attract, retain, and motivate certain key executives who are in a position to make significant contributions to the operation and profitability of the Employers for the benefit of stockholders and customers.

     ARTICLE II — DEFINITIONS

     2.1 Act. “Act” means the Sarbanes-Oxley Act of 2002, as amended. —

     2.2 Beneficiary. “Beneficiary” means the person, persons, or entity (including, without limitation, any trustee) last designated by a Participant to receive the benefits specified hereunder in the event of the Participant’s death.

     2.3 Board of Directors. “Board of Directors” means the board of directors for the Company.

     2.4 CEO. “CEO” means the Chief Executive Officer of FirstEnergy Corp.

     2.5 Committee. “Committee” means the FirstEnergy Corp. Employee Benefits, Claims and Appeals Committee.

     2.6 Company. “Company” means FirstEnergy Corp., an Ohio corporation.

     2.7 Compensation. “Compensation” means the Participant’s annual base salary.

     2.8 Compensation Committee. “Compensation Committee” means the compensation committee of the Board of Directors.

     2.9 Date of Employment. “Date of Employment” means the date on which an Employee first performs services for an Employer as a common law employee.

     2.10 Effective Date. “Effective Date” means November 3, 2004.

     2.11 Employee. “Employee” means an individual who is performing services for an Employer as a common law employee.

     2.12 Employer. “Employer” means the Company and any affiliated or subsidiary entity that is permitted by the Board of Directors to participate in this Plan.

     2.13 ESLP. “ESLP” means the Executive Supplemental Life Insurance Plan.

     2.14 Participant. “Participant” means an Employee who is eligible and elects to participate in this Plan pursuant to Article III herein.

     2.15 Plan. “Plan” means the FirstEnergy Corp. Executive Bonus Plan.

     2.16 Policy. “Policy” means the life insurance policy on the life of the Participant, selected by the Company and purchased and maintained pursuant to the terms of this Plan.

ARTICLE III — ELIGIBILITY AND PARTICIPATION

     3.1 Eligibility of Employees Subject to Act at Date of Employment. Employees of an Employer who are subject to the provisions of Section 402 of the Act at their Date of Employment or on the date of enactment of the Act and who are designated as eligible by the CEO may participate in the Plan as of January 1 following the Employee’s Date of Employment or such other date designated by the CEO.

     3.2 Eligibility of Employees Subject to Act upon Promotion. Employees who, due to a promotion, become subject to Section 402 of the Act, and who are designated as eligible by the CEO may participate in the Plan on the date of such promotion or such other date designated by the CEO.

     3.3 Eligibility of CEO. Notwithstanding Sections 3.1 and 3.2, the CEO may participate in this Plan only if he or she is designated as eligible by the Compensation Committee. The CEO may commence participation on the date designated by the Compensation Committee.

     3.4 Participation. An Employee, including the CEO, becomes a Participant in the Plan when he or she elects to participate. An employee who applies for a Policy or who agrees to the release of interests by the Company or any other Employer as provided in Section 4.2 is deemed to have elected to participate in the Plan.

     3.5 Termination of Participation. The CEO may terminate the participation of any Participant at any time for any reason. The Compensation Committee may terminate the participation of the CEO at any time for any reason. Participation for each Participant shall terminate on the date the Participant ceases to be an Employee.

ARTICLE IV — BENEFIT

     4.1 Policy.

(a)	Upon satisfaction of the eligibility requirements of Article III, an Employee shall be provided application forms for a Policy. The Employee shall provide all information and submit to all examinations requested by the life insurance company in the application form and process.

(b)	The Policy shall insure the Participant’s life and shall provide a death benefit as provided in this Section.

(c)	The Policy for a Participant whose Date of Employment is after the Effective Date shall have a death benefit equal to the Participant’s Compensation as of his or her Date of Employment.

(d)	The Policy for a Participant who was a participant in the ESLP shall have a death benefit equal to his or her Compensation determined as of September 1, 2002.

(e)	The Policy for a Participant whose Date of Employment was prior to the Effective Date and who did not participate in the ESLP shall have a death benefit equal to the

Participant’s Compensation as of the later of his or her Date of Employment or September 1, 2002.

(f)	The death benefit shall not be effective until the issuance date of the Policy.

(g)	In the event that a Policy is rated or an insurance company declines to provide the coverage in accordance with the application made by the Company, the CEO may (i) terminate the participation of a Participant in the Plan and the Participant shall be treated as if he or she was never a Participant in the Plan, or (ii) take such action or combination of actions as the CEO deems appropriate and agreed to by the Participant including, but not limited to, requesting the issuance of a policy with a smaller death benefit or providing for an annual premium amount that is less than the amount provided by Section 4.3.

(h)	The CEO, in his or her discretion and at any time, may increase the death benefit under any Policy insuring the life of any Participant except the CEO has no discretion or authority to increase the death benefit under any Policy insuring his or her life. The Compensation Committee, in its discretion and at any time, may increase the death benefit under any Policy insuring the life of the CEO.

     4.2 Policies in ESLP. In the event a Participant is insured under a life insurance policy pursuant to the ESLP, the Company may select such policy as the Policy to provide the death benefit under Section 4.1.

     4.3 Payment of Premiums. Provided the Participant is employed by an Employer on the initial effective date of a Policy or on the anniversary date of an issued Policy, the Participant’s Employer shall pay to the insurance company on behalf of a Participant, an annual premium for such policy year that is the annual premium amount projected to keep the Policy in force until age ninety-five (95) if the Participant does not use tobacco products and to age eighty (80) if the Participant uses tobacco products, assuming the insurance carrier’s current crediting rate and mortality charges for that Policy. Such projected amount shall be based on current financial assumptions determined by the Company including current interest rates or investment earnings or loses, mortality costs or other factors that affect the projected death benefit of the Policy.

     4.4 Income to Participant.

(a)	The annual premium paid by an Employer on behalf of a Participant shall be reported as income for federal, state, and local tax purposes to the Participant in the year in which the premium is paid.

(b)	If the Company selects an ESLP Policy as provided in Section 4.2 and if the Company and all other Employers that have an interest or benefit right in the Policy release all or a portion of their respective interests and benefit rights and such release results in taxable income to the Participant, such taxable income shall be reported as income for federal, state, and local tax purposes to the Participant as required by applicable law.

     4.5 Gross-Up Due to Taxable Income. The Participant’s Employer may, in its sole discretion, increase the Participant’s compensation in an amount as determined by the Employer to provide additional compensation to the Participant to pay some or all of the income taxes on the taxable income referred to in Section 4.4 above.

     4.6 No Benefit to Company or Employer. Neither the Company nor any Employer shall have any interest in any benefits under any Policy and shall have no right to collect any portion of the death benefit or cash value of the Policy at any time.

ARTICLE V — OWNERSHIP RIGHTS AND DUTIES UNDER THE POLICY

     5.1 Policy Ownership. The Participant shall own the Policy and neither the Company nor any Employer shall have any ownership of or interest in the Policy.

     5.2 Surrender, Withdrawal, Loan, Assignment, Change in Ownership. The Participant shall agree while employed by any Employer, the Participant shall not:

(a)	Surrender the Policy;

(b)	Withdraw or obtain a loan from the Policy;

(c)	Assign the Policy as collateral for security;

(d)	Change the ownership of the Policy by endorsement, assignment, or modification unless such new owner is a trust established by the Participant for estate planning purposes;

(e)	Change the insured; or

(f)	Request settlement of the policy proceeds.

     The Participant shall execute an endorsement on the Policy or similar written agreement submitted to the issuer of the Policy that prohibits his or her exercise of any ownership rights that are restricted by this Section 5.2. If a Participant is not employed by any Employer, the endorsement or similar agreement may be removed from the Policy and the Company and all applicable Employers shall execute all appropriate documents that they must execute to permit such removal.

ARTICLE VI — AMENDMENT OR TERMINATION OF THE PLAN

     The Board of Directors or the Compensation Committee may amend or terminate this Plan at any time. Upon termination of the Plan, the Participant shall no longer be subject to the restriction set forth in Section 5.2 of the Plan, and Employer shall not pay premiums on behalf of any Participant under Section 4.3 of the Plan.

ARTICLE VII — CLAIMS PROCEDURES

     7.1 Claims Procedure.

(a)	Any person claiming a benefit, requesting an interpretation or ruling under this Plan, or requesting information under this Plan shall present the request in writing to his or her Employer, which shall respond in writing within a reasonable period of time, but not later than ninety (90) days after receipt of the request.

(b)	Denial of Claim. If the claim or request is denied, the written notice of denial shall state:

(i)	The reason for denial, with specific reference to the provisions in the Plan on which the denial is based;

(ii)	A description of any additional material or information required and an explanation of why it is necessary; and

(iii)	An explanation of the Plan’s claims review procedure.

(c)	Review of Claim. Any person whose claim or request is denied may request a review by notice given to the Committee within sixty (60) days following receipt of notification of the adverse determination. The claim or request shall be reviewed by the Committee which may, but shall not be required to, grant the claimant a hearing. On review, the claimant may have representation, examine pertinent documents, and submit issues and comments in writing.

(d)	Final Decision. The decision on review shall normally be made within sixty (60) days. If an extension of time is required for a hearing or other special circumstances, the claimant shall be notified within such sixty (60) day period of an extension which shall not be for more than an additional sixty (60) days. The Committee’s decision shall be delivered in writing to claimant and shall state the reason and the relevant provisions in the Plan for the decision. All decisions on review shall be final and bind all parties concerned.

     7.2 Legal Action. A claimant must exhaust the review procedures of Section 7.1 prior to the commencement of any actions at law, in equity, pursuant to arbitration or otherwise. No legal action may be commenced against this Plan, the Company, any Employer or the Committee more than 180 days after the Committee’s final decision has been rendered with respect to all or any portion of the claim.

ARTICLE VIII — GENERAL PROVISIONS

     8.1 Committee; Duties. The Committee shall be the Named Fiduciary until removal by the CEO and the successor named by the CEO accepts such appointment. As Named Fiduciary, the Committee shall administer the Plan and shall have the power and the duty to take all action and to make all decisions necessary or proper to carry out the Plan. The determination of the Committee as to any question involving the general administration and interpretation of the Plan shall be final, conclusive, and binding. A majority vote of the Committee members shall control any decision. Any discretionary actions to be taken under the Plan by the Committee with respect to the classification of Employees, contributions or benefits shall be uniform in nature and applicable to all persons similarly situated. Without limiting the generality of the foregoing, the Committee shall have the following discretionary authority, powers and duties:

(a)	To require any person to furnish such information as it may request for the purpose of the proper administration of the Plan as a condition to receiving any benefit under the Plan;

(b)	To make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary for the efficient administration of the Plan;

(c)	To interpret the Plan and to resolve ambiguities, inconsistencies and omissions;

(d)	To decide all questions concerning the Plan and any questions concerning the eligibility of any Employee to participate in the Plan; and

(e)	To determine the amount of benefits which will be payable to any person in accordance with the provisions of the Plan.

     8.2 Agents. In the administration of this Plan, the Committee may, from time to time, employ agents and delegate to them such administrative duties as it sees fit, and may from time to time consult with counsel, who may be counsel to the Company or any Employer.

     8.3 Indemnity of Committees. The Company and each other Employer shall indemnify and hold harmless the members of the Committee and the Compensation Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of intentional misconduct.

     8.4 Funding Policy. The funding policy for this Plan shall be to make premium payments as provided in Section 4.2.

     8.5 Insurance Company Not a Party to This Plan. Insurer shall be fully discharged from its obligations under the Policy by payment of the Policy death benefit to the Beneficiary named in the Policy, subject to the terms and conditions of the Policy. In no event shall Insurer be considered a party to this Plan, or any modification or amendment hereof.

     8.6 Discharge of Company, Employers and Committee. The Company, each Employer and the Committee shall be fully discharged and all of its obligations under this Plan shall be satisfied upon payment of the premiums required under Section 4.3 and the cancellation of its rights under the endorsement required by Section 5.2 after the date the Participant is not employed by any Employer.

     8.7 Non-alienation. No participant or other person shall have any right or power, by draft, assignment or otherwise, to mortgage, pledge or otherwise encumber in advance any payment under the Plan, and any attempt to do so shall be absolutely void.

     8.8 Entire Plan. This written document is the final and exclusive statement of the terms of the Plan, and any claim of right or entitlement under the Plan shall be determined in accordance with its provisions. In the event the Participant executes an agreement in accordance with Section 4.1(g), however, any claim of right or entitlement under the Plan shall be determined in accordance with the provisions of the agreement and the provisions of the Plan to the extent they are not inconsistent with the agreement.

     8.9 Validity. If any provision of this Plan is held illegal, invalid or unenforceable, the remaining provisions shall nonetheless be enforceable according to their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to law and enforced as amended.

     8.10 Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between any Employer and an Employee, and an Employee (or his beneficiary) shall have no rights against the Company or any Employer except as may be otherwise provided specifically herein. Moreover, nothing in the Plan shall be deemed to give an Employee the right to be retained in the service of any Employer or to interfere with the right of his or her Employer to discipline or discharge him or her at any time.

     8.11 Successors. The provisions of this Plan shall bind and inure to the benefit of all Employers as their interest and liabilities may be determined by the Company and their successors and assigns, and to each Participant and his heirs, successors, personal representatives and assigns.

     8.12 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Ohio, except as preempted by federal law.